Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

Thomas R. Staab, II Chief Financial Officer (919) 941-9777, Extension 267

INSPIRE REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

- Q1 2008 Revenue Increased by 35% over Q1 2007 -

DURHAM, NC - May 8, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the first quarter ended March 31, 2008, reporting a net loss of $25.9 million, or ($0.46) per share.

Total revenue for the first quarter of 2008 was $9.7 million, as compared to $7.2 million for the first quarter of 2007, reflecting an increase of 35%. Revenue from AzaSite® (azithromycin ophthalmic solution) 1%, a bacterial conjunctivitis treatment launched in August 2007, totaled $2.3 million in the first quarter of 2008 as compared to no revenue in the first quarter of 2007. Co-promotion revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the first quarter of 2008 was $7.4 million, an increase of 54% compared to $4.8 million recognized in the first quarter of 2007. All of the co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the first quarter of 2008 was deferred, as compared to $2.4 million recognized in the first quarter of 2007. The Company had $3.8 million and $2.4 million of deferred revenue from sales of Elestat as of the end of March 31, 2008 and 2007, respectively. Under the co-promotion agreement for Elestat, Inspire is entitled to a percentage of net sales based upon pre-set calendar year net sales target levels. As the annual minimum was not achieved in the first quarter of 2008, all Elestat co-promotion revenue has been recorded as deferred revenue. This deferred revenue will be recognized in subsequent quarters of 2008 when, and to the extent, 2008 net sales target levels for Elestat are achieved.

Operating expenses for the first quarter of 2008 totaled $35.6 million, as compared to $33.9 million for the same period in 2007, reflecting an increase of 5%. The increase in first quarter 2008 operating expenses, as compared to 2007, was primarily due to increased sales and marketing expenses of $8.7 million due to the expansion of the Company’s sales force and other costs associated with the commercialization of AzaSite, including cost of sales of $1.0 million. These increases were partially offset by a decrease in research and development expenses of $8.0 million, primarily due to a $13 million upfront licensing fee paid to InSite Vision in the first quarter of 2007 to acquire the exclusive rights to commercialize AzaSite.

For the first quarter ended March 31, 2008, the Company reported a net loss of $25.9 million, or ($0.46) per share, as compared to a net loss of $26.1 million, or ($0.62) per share, for the same period in 2007. Cash, cash equivalents and investments totaled $109.1 million at March 31, 2008, reflecting a $30.6 million utilization of cash and investments during the first quarter.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “We have multiple value drivers on which we are focused, including three marketed products and three innovative clinical development programs. During the first quarter of 2008, we enhanced these programs through the initiation of the second pivotal cystic fibrosis trial for denufosol, a pilot trial for Prolacria, and several Phase 4 trials for AzaSite. Importantly, we remain on track to have important data points later this year in our key Phase 3 programs in cystic fibrosis and dry eye.”

Recent Updates Include (January 1, 2008 through May 8, 2008):

Ophthalmology Research & Development

•	Initiated five Phase 4 trials to expand the scientific database on AzaSite;

•	Initiated and completed patient enrollment in a pilot clinical trial studying Prolacria in a proprietary dry eye model; and

•	Presented poster presentations at the Association for Research in Vision and Ophthalmology and the American Society of Cataract and Refractive Surgery Symposium in April 2008.

Respiratory/Allergy Research & Development

•	Initiated the second pivotal Phase 3 clinical trial with denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis, TIGER-2;

•	Discontinued development of epinastine nasal spray and oral bilastine for the treatment of allergic rhinitis; and

•	Presented poster presentations at the American Academy of Allergy, Asthma & Immunology (AAAAI) Annual meeting in March 2008.

Sales and Marketing

•

In collaboration with Allergan, Inc., increased prescription volume of Restasis, whereby Allergan reported first quarter 2008 net sales of Restasis of $100 million, representing a 28% increase in revenue over the first quarter of 2007. On May 7, 2008, Allergan confirmed 2008 guidance for net sales of Restasis to be in the range of $375-$405 million;

•

Maintained approximately 8% market share for Elestat in the total branded U.S. allergic conjunctivitis market for the year-to-date period ended April 18, 2008, based on prescription data from IMS Health; and

•	AzaSite surpassed 5,200 in weekly prescriptions for the week ended April 18, 2008, based on prescription data from IMS Health.

Corporate

•

Announced William R. Ringo, Jr. will resign from the Board of Directors of the Company at the annual meeting scheduled for June 10, 2008. Mr. Ringo has accepted a position as Senior Vice President of Strategy and Business Development at Pfizer, Inc.

Financial Outlook for 2008

Inspire’s 2008 financial results will be highly dependent on the clinical and regulatory developments and corporate plans for the denufosol, Prolacria, and glaucoma programs as well as revenue from product sales, including sales of AzaSite, for which Inspire has only limited historical sales data and experience. Based upon current AzaSite, Restasis and Elestat trends, Inspire expects to record 2008 aggregate revenue in the range of $62-$76 million and expects 2008 total operating expenses to be in the range of $109-$129 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision, is expected to be in the range of $5-$8 million and is included as a component of total operating expense in 2008. Total estimated selling and marketing and general and administrative expenses are estimated to be in the ranges of $50-$57 million and $14-$18 million, respectively, in 2008. Research and development expenses are estimated to be in the range of $42-$54 million in 2008. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Cash utilization in 2008 is expected to be in the range of $50-$80 million, which incorporates $14 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, the Company expects its cash and investments to provide liquidity through 2009.

Inspire will host a conference call and live webcast to discuss its first quarter 2008 financial results on Thursday, May 8, 2008 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 44700402. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until May 22, 2008. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number for the replay is also 44700402.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for diseases in the ophthalmic and respiratory areas. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Elestat, Restasis and Prolacria are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the Company’s ability to reach the 2008 net sales target levels for Elestat and the amount, if any, of revenues that will be recognized in subsequent quarters of 2008 based on sales of Elestat; the timing or outcome of key clinical data in 2008 related to Phase 3 programs; Allergan’s ability to reach its 2008 net sales guidance for Restasis, including the Company’s ability to assist in the co-promotion of Restasis; the timing and outcome of clinical and regulatory developments relating to the Company, the Company’s ability to execute on any corporate plans for denufosol, Prolacria and its glaucoma program; sales of AzaSite; 2008 aggregate revenues; 2008 total operating expenses; 2008 cost of sales; total 2008 selling and marketing expenses; total 2008 general and administrative expenses; total 2008 research and development expenses; total 2008 stock-based compensation costs; potential changes in the Company’s current stock price and stock-based compensation strategy; cash utilization by the Company in 2008, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the ability of the Company’s cash and investments to provide liquidity through 2009. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the commercialization of AzaSite, Restasis and Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product sales, net	$2,279	$—
Product co-promotion	7,424	7,204

Total revenue	9,703	7,204
Operating expenses:
Cost of sales	1,007	—
Research and development	14,797	22,765
Selling and marketing	16,205	7,521
General and administrative	3,546	3,639

Total operating expenses	35,555	33,925

Loss from operations	(25,852)	(26,721)
Other income/(expense):
Interest income	1,191	1,061
Interest expense	(1,252)	(455)

Other income/(expense), net	(61)	606

Net loss	$(25,913)	$(26,115)

Basic and diluted net loss per common share	$(0.46)	$(0.62)

Weighted average common shares used in computing basic and diluted net loss per common share	56,553	42,273

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and investments	$109,132	$139,724
Trade receivables	13,749	12,974
Inventories, net	1,259	1,280
Total assets	149,826	180,503
Working capital	80,712	107,651
Deferred revenue	3,793	371
Debt, including current portion	55,019	57,701
Total stockholders’ equity	66,899	91,693
Shares of common stock outstanding	56,582	56,501

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